Exhibit 99.1

FOR IMMEDIATE RELEASE	PRESS RELEASE

IHEARTCOMMUNICATIONS, INC. ANNOUNCES CONSENT SOLICITATION TO HOLDERS OF OUTSTANDING SENIOR NOTES DUE 2021

San Antonio, TX, September 27, 2016 — iHeartCommunications, Inc. (the “Company”) announced today the commencement of a consent solicitation (the “Consent Solicitation”) to seek the consent of holders of its outstanding Senior Notes due 2021 (the “Notes”) to a proposed amendment (the “Proposed Amendment”) to the indenture governing the Notes (the “Indenture”). The Proposed Amendment, if adopted, would amend Section 4.09(b)(1) of the Indenture to increase the aggregate principal amount of Indebtedness under Credit Facilities (as defined in the Indenture) permitted to be incurred under Section 4.09(b)(1) by $500,000,000 to $17,270,638,000.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on October 3, 2016, unless the Consent Solicitation is extended or earlier terminated (the “Expiration Time”). Subject to the terms and conditions of the Consent Solicitation, only the holders of Notes as of 5:00 p.m., New York City time, on September 26, 2016 (the “Record Time”) who validly deliver (and do not validly revoke) their consents prior to the Expiration Time will receive their portion of an aggregate cash payment of $8.6 million (the “Consent Fee”). The Consent Fee will be paid to each consenting holder pro rata in accordance with the aggregate principal amount of Notes for which consents were validly tendered (and not revoked) prior to the Expiration Time. Consents may not be revoked after the earlier of (i) the execution of the supplemental indenture giving effect to the Proposed Amendment and (ii) the Expiration Time.

The Consent Solicitation is contingent upon the satisfaction of certain conditions, including, without limitation, the receipt of the consents of holders of at least a majority of the aggregate principal amount of the Notes outstanding (excluding any Notes held by the Company or its affiliates) as of the Record Time to the Proposed Amendment by the Expiration Time. If any of the conditions are not satisfied, the Company is not obligated to accept any consent to the Proposed Amendment or to pay any portion of the Consent Fee and may terminate the Consent Solicitation.

The complete terms and conditions of the Consent Solicitation are set forth in a Consent Solicitation Statement dated as of the date hereof and the related Letter of Consent (the “Consent Solicitation Documents”) that are being sent to the holders of the Notes. The Company may, in its sole discretion, terminate, extend or amend the Consent Solicitation at any time as described in the Consent Solicitation Documents.

Moelis & Company LLC is acting as the solicitation agent for the Consent Solicitation. Global Bondholder Services Corporation is acting as the tabulation agent and information agent for the Consent Solicitation. Questions regarding the Consent Solicitation may be directed to Moelis & Company LLC at (866) 980-2551. Requests for the Consent Solicitation Documents may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for bankers and brokers) or (866) 470-3900 (for all others).

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About iHeartMedia, Inc./iHeartCommunications, Inc.

iHeartMedia, Inc (OTCBB: IHRT), the parent company of iHeartCommunications, Inc., is one of the leading global media and entertainment companies. The company specializes in radio, digital, outdoor, mobile, social, live events, on-demand entertainment and information services for local communities, and uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners. The company is dedicated to using the latest technology solutions to transform the company’s products and services for the benefit of its consumers, communities, partners and advertisers, and its outdoor business reaches over 35 countries across five continents, connecting people to brands using innovative new technology.

Media:

Wendy Goldberg

Executive Vice President—Communications

(212) 377-1105

Investors:

Eileen McLaughlin

Vice President—Investor Relations

(212) 377-1116